EXHIBIT 97.1

T-Mobile US, Inc.
Amended and Restated Executive Incentive Compensation Recoupment Policy

T-Mobile US, Inc. (the “Company”) has adopted this Amended and Restated Executive Incentive Compensation Recoupment Policy (this “Policy”), effective as of October 2, 2023 (the “Effective Date”). This Policy amends, restates and supersedes in its entirety the Company’s Executive Incentive Compensation Recoupment Policy, which was originally adopted by the Company on October 30, 2014. Capitalized terms used in this Policy but not otherwise defined herein are defined in Section X.

I. Persons Subject to Policy.

    This Policy shall apply to current and former Officers. Each Officer shall be required to sign an acknowledgment agreement, substantially in the form attached hereto as Exhibit A (the “Acknowledgment Agreement”), pursuant to which such Officer will agree to be bound by the terms of, and comply with, this Policy; however, any Officer’s failure to sign any such Acknowledgment Agreement shall not negate the application of this Policy to the Officer.

II. Compensation Subject to Policy; Recovery of Compensation.

This Policy shall apply to Incentive Compensation received on or after the Effective Date. For purposes of this Policy, the date on which Incentive Compensation is “received” shall be determined under the Applicable Rules, which generally provide that Incentive Compensation is “received” in the Company’s fiscal period during which the relevant Financial Reporting Measure is attained or satisfied, without regard to whether the grant, vesting or payment of the Incentive Compensation occurs prior to or after the end of that period.

In the event that the Company is required to prepare a Restatement, the Company shall recover, reasonably promptly and in accordance with Section III below, the portion of any Incentive Compensation that is Erroneously Awarded Compensation, unless the Committee has determined that recovery from the relevant current or former Officer would be Impracticable. Recovery shall be required in accordance with the preceding sentence regardless of whether the applicable Officer engaged in misconduct or otherwise caused or contributed to the requirement for the Restatement and regardless of whether or when restated financial statements are filed by the Company. For clarity, the recovery of Erroneously Awarded Compensation under this Policy will not give rise to any Officer’s right to voluntarily terminate employment for “good reason” or due to a “constructive termination” (or any similar term of like effect) under any plan, program or policy of or agreement with the Company or any of its affiliates.

III. Manner of Recovery; Limitation on Duplicative Recovery.

The Committee shall, in its sole discretion, determine the manner of recovery of any Erroneously Awarded Compensation, which may include, among other things, reduction or cancellation by the Company or an affiliate of the Company of Incentive Compensation or Erroneously Awarded Compensation, reimbursement or repayment by any person subject to this Policy of the Erroneously Awarded Compensation, and, to the extent permitted by law, an offset of the Erroneously Awarded Compensation against other compensation payable by the Company or an affiliate of the Company to such person. Notwithstanding the foregoing, unless otherwise prohibited by the Applicable Rules, to the extent this Policy provides for recovery of Erroneously Awarded Compensation already recovered by the Company pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 or Other Recovery Arrangements, the amount of Erroneously Awarded Compensation already recovered by the Company from the recipient of such Erroneously Awarded Compensation shall be

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credited to the amount of Erroneously Awarded Compensation required to be recovered pursuant to this Policy from such person.

IV. Interpretation.

Notwithstanding anything in this Policy to the contrary, this Policy shall be interpreted and applied in a manner that is consistent with the requirements of the Applicable Rules, and to the extent this Policy is inconsistent with such Applicable Rules, it shall be deemed amended to the minimum extent necessary to ensure compliance therewith.

V. General Administration.

This Policy shall be administered, interpreted and construed by the Committee, which is authorized to make all determinations necessary, appropriate or advisable for such purpose. The Board may re-vest in itself the authority to administer, interpret and construe this Policy in accordance with applicable law, and in such event references herein to the “Committee” shall be deemed to be references to the Board. Subject to any permitted review by the applicable national securities exchange or association pursuant to the Applicable Rules, all determinations and decisions made by the Committee pursuant to the provisions of this Policy shall be final, conclusive and binding on all persons, including the Company and its affiliates, stockholders and employees. The Committee may delegate administrative duties with respect to this Policy to one or more directors or employees of the Company, as permitted under applicable law, including any Applicable Rules.

VI. No Indemnification; No Liability.

The Company shall not indemnify or insure any person against the loss of any Erroneously Awarded Compensation pursuant to this Policy, nor shall the Company directly or indirectly pay or reimburse any person for any premiums for third-party insurance policies that such person may elect to purchase to fund such person’s potential obligations under this Policy. None of the Company, an affiliate of the Company or any member of the Board or Committee shall have any liability to any person as a result of actions taken under this Policy.

VII. Application; Enforceability.

Except as otherwise determined by the Committee or the Board, the adoption of this Policy does not limit, and is intended to apply in addition to, any Other Recovery Arrangements. Subject to Section III, the remedy specified in this Policy shall not be exclusive and shall be in addition to every other right or remedy at law or in equity that may be available to the Company or an affiliate of the Company or is otherwise required by applicable law or regulation.

VIII. Severability.

The provisions in this Policy are intended to be applied to the fullest extent of the law; provided, however, to the extent that any provision of this Policy is found to be unenforceable or invalid under any applicable law, such provision will be applied to the maximum extent permitted, and shall automatically be deemed amended in a manner consistent with its objectives to the extent necessary to conform to any limitations required under applicable law.

IX. Amendment and Termination.

    The Board or Committee may amend, modify or terminate this Policy in whole or in part at any time and from time to time in its sole discretion. This Policy will terminate automatically when the Company does not have a class of securities listed on a national securities exchange or association.

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X. Definitions.

“Applicable Rules” means Section 10D of the Exchange Act, Rule 10D-1 promulgated thereunder, the listing rules of the national securities exchange or association on which the Company’s securities are listed, and any applicable rules, standards or other guidance adopted by the Securities and Exchange Commission or any national securities exchange or association on which the Company’s securities are listed.

“Board” means the Board of Directors of the Company.

“Committee” means the Compensation Committee of the Board (or a subcommittee thereof) or, in the absence of such a committee (or subcommittee), a majority of the independent directors serving on the Board.

“Erroneously Awarded Compensation” means the amount of Incentive Compensation received by a current or former Officer that exceeds the amount of Incentive Compensation that would have been received by such current or former Officer based on a restated Financial Reporting Measure, as determined on a pre-tax basis in accordance with the Applicable Rules. For Incentive Compensation based on total stockholder return or stock price, where the amount of Erroneously Awarded Compensation is not subject to mathematical recalculation directly from the information in the Restatement, Erroneously Awarded Compensation is the Committee’s reasonable estimate of the effect of the Restatement on the total stockholder return or stock price upon which the Incentive Compensation was received, with documentation of the determination of such reasonable estimate provided by the Company to the applicable listing exchange or association.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Reporting Measure” means any measure determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures derived wholly or in part from such measures, including GAAP and non-GAAP financial measures, as well as stock price and total stockholder return.

“GAAP” means United States generally accepted accounting principles.

“Impracticable” means the Committee has determined that (a) the direct expense paid to third parties to assist in enforcing recovery would exceed the Erroneously Awarded Compensation; provided that the Company has (i) made reasonable attempt(s) to recover the Erroneously Awarded Compensation, (ii) documented such reasonable attempt(s) and (iii) provided such documentation to the relevant listing exchange or association, (b) recovery would violate the Company’s home country laws, as in effect prior to November 28, 2022; provided that the Company has (i) obtained an opinion of home country counsel, acceptable to the relevant listing exchange or association, that recovery would result in such a violation and (ii) provided such opinion to the relevant listing exchange or association, or (c) recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and the regulations thereunder.

“Incentive Compensation” means, with respect to a Restatement, any compensation that is granted, earned, or vested based wholly or in part upon the attainment of one or more Financial Reporting Measures and received by a person (a) after such person began service as an Officer; (b) who served as an Officer at any time during the performance period for that compensation; (c) while the Company has a class of securities listed on a national securities exchange or association; and (d) during the applicable Three-Year Period.

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“Officer” means each executive officer of the Company, as defined in Rule 10D-1(d) under the Exchange Act.

“Other Recovery Arrangements” means any clawback, recoupment, forfeiture or similar policies or provisions of the Company or its affiliates, including any such policies or provisions of such effect contained in any employment agreement, bonus plan, incentive plan, equity-based plan or award agreement thereunder or similar plan, program or agreement of the Company or an affiliate or required under applicable law.

“Restatement” means an accounting restatement to correct the Company’s material noncompliance with any financial reporting requirement under securities laws, including restatements that correct an error in previously issued financial statements (a) that is material to the previously issued financial statements or (b) that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.

“Three-Year Period” means, with respect to a Restatement, the three completed fiscal years immediately preceding the date that the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare such Restatement, or, if earlier, the date on which a court, regulator or other legally authorized body directs the Company to prepare such Restatement. The “Three-Year Period” also includes any transition period (that results from a change in the Company’s fiscal year) within or immediately following the three completed fiscal years identified in the preceding sentence. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months shall be deemed a completed fiscal year.

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Exhibit A

ACKNOWLEDGMENT AND CONSENT TO THE T-MOBILE US, INC.
AMENDED AND RESTATED EXECUTIVE INCENTIVE COMPENSATION RECOUPMENT POLICY

The undersigned has received a copy of the Amended and Restated Executive Incentive Compensation Recoupment Policy (the “Policy”) adopted by T-Mobile US, Inc. (the “Company”), and has read and understands the Policy. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Policy.

As a condition of receiving Incentive Compensation from the Company, the undersigned agrees to the terms of the Policy and agrees that any Incentive Compensation received by the undersigned on or after the Effective Date is subject to recovery pursuant to the terms of the Policy. To the extent the Company’s recovery rights under the Policy conflict with any other contractual rights the undersigned may have with the Company, the undersigned understands that the terms of the Policy shall supersede any such contractual rights. The terms of the Policy shall apply in addition to any right of recoupment against the undersigned under applicable law and regulations. The undersigned further acknowledges and agrees that the undersigned is not entitled to indemnification in connection with any enforcement of the Policy and expressly waives any rights to such indemnification under the Company’s organizational documents or otherwise.

___________________ Date	________________________________________ Signature
________________________________________ Name
________________________________________ Title

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